EXHIBIT 1.A(3)(b)(iii)

SCHEDULE K

COMPENSATION SCHEDULE TO SELLING AGREEMENT
FOR SECURITY LIFE FIRSTLINE II AND
VARIABLE SURVIVORSHIP SETTLEMENT POLICIES

This Schedule is an attachment to the ING AMERICA EQUITIES, INC. ("ING America Equities") Selling Agreement by and among the parties pursuant to paragraph 17 of that Selling Agreement, effective as of July 7, 2000, or the date the Selling Agreement is made effective by Security Life, whichever is later, and expires July 15, 2001. The provisions of this Schedule shall apply only to Security Life FirstLine II Flexible Premium Variable Universal Life and Variable Survivorship Universal Life policies applied for while this Schedule is in effect and either as (i) additional insurance ("Additional Insurance") or (ii) insurance issued as a replacement ("Replacement Insurance"), each in connection with the settlement of certain litigation.(1) Any aspects not discussed herein are governed by the current Schedule B or H, as applicable. All compensation payable under this Schedule shall be subject to the terms and conditions contained herein at the time of issue of the policy by SECURITY LIFE OF DENVER INSURANCE COMPANY ("Security Life").

1. Commission Structure:

FirstLine II:

	PCA	SCA	RCA 2-10	RCA 11+	TRAIL 11+
Additional Insurance	25%	4%	4%	2%	0.15%
Replacement Policies	0% (rollover amounts) 95% (post-rollover premiums)	4%(post-rollover)	4% (post-rollover)	2% (post-rollover)	0.15%

Variable Survivorship:

	PCA	SCA	RCA 2-5	RCA 6+	TRAIL 5-20
Additional Insurance	25%	5%	5%	2%	0.20%
Replacement Policies	0% (rollover amounts) 90% (post-rollover premiums)	5% (post-rollover)	5% (post-rollover)	2% (post-rollover)	0.20%

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1. 1 Weldon Ferguson, et al. v. Security Life of Denver Insurance Company, et al.; Cause #96-02149, 192nd Judicial District Court.

PCA (Primary Commissionable Amount) is equal to the first year target premium as shown on the policy schedule pages and illustrations.

SCA (Secondary Commissionable Amount) is equal to the difference, if any, between the gross premiums paid in year one and the PCA.

RCA (Renewable Commissionable Amount) equals zero in the first policy year. In renewal years, the RCA equals the gross premium paid per segment less the PCA for that year, but never less than zero.

Premium received within 15 days prior to the policy anniversary will result in the agent receiving commission at the same rate as if the premium was paid on the anniversary date.

2. Trail Commissions: A trail commission is calculated on an annualized basis at the end of each month based on the policy's Account Value less policy debt at the end of the prior month. Trail commissions begin on the below specified policy anniversary. The trail commission is payable annually at the end of the policy year provided the policy is then in force and not subject to the Grace Period provision.

	Policy Year	Trail Commission Rate
FirstLine II	11+	0.15%
Variable Survivorship	5-20	0.20%

3. Commission Calculation: Commissions shall be calculated only on premium actually received and accepted by Security Life. Commissions shall be paid only on an earned basis. Outstanding loan amounts carried over are not considered commissionable premium.

4. Commission Chargeback: Security Life and ING America Equities shall require reimbursement from Selling Broker-Dealer equal to 100% of the commission paid in the amount of either of the following:

  Upon lapse or surrender by the Policy Owner during the first six months, or;
  A policy is returned to Security Life for refund of premium during the Free Look Period as described in the policy.

If a premium payment for which a commission has been paid is refunded by Security Life, a reimbursement of the commission paid on the amount refunded will be due from the Selling Broker-Dealer. The reimbursement may be deducted by ING America Equities from the next, or any subsequent, commission payment to Selling Broker-Dealer. If the amount to be reimbursed exceeds compensation otherwise due, Selling Broker-Dealer shall promptly reimburse ING America Equities before the next commission cycle.